Exhibit 99.1

1999 Bryan Street, Suite 3500
Dallas, Texas 75201
1.214.583.8500

Press Release

FOR IMMEDIATE RELEASE	May 5, 2026

Jacobs Reports Strong Fiscal Second Quarter 2026 Results
Robust Q2 Gross Revenue and Adjusted Net Revenue Growth of 27% and 9% y/y, Respectively
Record Backlog of $27.0 billion, Up 22% y/y with TTM Book-to-Bill Ratio of 1.4x (1.2x Adj. NR)
Engineering News-Record Ranks Jacobs #1 Design Firm and #1 in Manufacturing
Repurchased $220 million of Jacobs Shares in Q2, $472 million YTD
Completed Acquisition of PA Consulting; Increasing Cost Synergy Estimate to $20 million+ within 24 Months
Raising FY 2026 Guidance for the Second Consecutive Quarter, Reflecting Strong Business Momentum
DALLAS, TEXAS - Jacobs Solutions Inc. (NYSE: J) today announced its financial results for the fiscal second quarter ended March 27, 2026.
Q2 2026 Highlights1:
•Gross revenue of $3.7 billion up 27.0% y/y; adjusted net revenue2 of $2.3 billion up 8.8% y/y
•GAAP net earnings of ($43.0) million, impacted by PA acquisition transaction (vs. net earnings of $11.2 million in Q2 2025); adjusted EBITDA2 of $327.2 million increased 14.2% y/y
•GAAP EPS of ($0.32), impacted by PA acquisition transaction (vs. EPS of $0.10 in Q2 2025); adjusted EPS2 of $1.75 increased 22.4% y/y
•Backlog of $27.0 billion up 21.7% y/y
•Q2 book-to-bill of 1.2x (1.4x TTM); Q2 adjusted net revenue book-to-bill of 1.2x (1.2x TTM)

Jacobs' Chair and CEO Bob Pragada commented, “We delivered excellent second quarter results driven by revenue strength in both Infrastructure & Advanced Facilities (I&AF) and PA Consulting. Within I&AF, revenue growth was broad-based, led by the Data Center, Semiconductor, Water, Energy & Power and Transportation sectors. Additionally, PA Consulting grew revenue by 17% year-on-year in Q2, the fourth consecutive quarter of double-digit top line growth. With the transaction to acquire the remaining stake in PA Consulting now complete, we see increased opportunity to drive synergistic growth moving forward. Our overall business is performing exceptionally well, and we see continued momentum in the second half of the year. As a result, we are again increasing our guidance for FY26."

Jacobs' CFO Venk Nathamuni added, “We're very pleased with our Q2 performance. We are ahead of our initial FY26 expectations and are on track to reach or exceed all of our FY29 targets. This is a function of accelerating top line growth from our central position in the build-out of AI and related infrastructure, as well as solid margin expansion and working capital management. Furthermore, we are excited to have closed the acquisition of PA Consulting and are already starting to deliver on cost synergies, which we now believe will be at least $20 million per year within 24 months of close (vs. $16-20 million at the announcement of the transaction). So far in this fiscal year, we have acquired the remaining stake in PA Consulting, repurchased $472 million of our shares and raised our quarterly dividend by 12.5%, while optimizing our capital structure and reducing our weighted average interest rate. Overall, we are off to a strong start in FY26 across the board and see runway for profitable growth in H2 and beyond."
Financial Outlook3
The Company’s outlook for fiscal 2026 is for adjusted net revenue to grow 8.0% to 10.5% over fiscal 2025 (versus prior forecast of 6.5% to 10.0%), adjusted EBITDA margin to range from 14.6% to 14.9% (versus prior forecast of 14.4% to 14.7%), adjusted EPS to range from $7.10 to $7.35 (versus prior forecast of $6.95 to $7.30) and adjusted free cash flow margin to range from 7.0% to 8.5% (unchanged from prior forecast).
1All data reflects continuing operations only.
2See Non-GAAP Financial Measures and Operating Metrics, and GAAP Reconciliations at the end of the press release for additional detail.
3Reconciliation of fiscal 2026 adjusted EBITDA margin, adjusted EPS and expectations for adjusted net revenue growth and adjusted FCF margin to the most directly comparable GAAP measure is not available without unreasonable efforts because the Company cannot predict with sufficient certainty all the components required to provide such reconciliation, including with respect to the costs and charges relating to transaction expenses, restructuring and integration to be incurred in fiscal 2026.

Second Quarter Review (in thousands, except per-share data)

	Fiscal Q2 2026	Fiscal Q2 2025	Change
Revenue	$3,694,881	$2,910,415	$784,466
Adjusted Net Revenue[1]	$2,327,911	$2,138,946	$188,965
GAAP Net Earnings (Loss) from Continuing Operations	($42,993)	$11,162	($54,155)
GAAP Earnings (Loss) Per Diluted Share (EPS) from Continuing Operations	($0.32)	$0.10	($0.42)
Adjusted Net Earnings from Continuing Operations[1]	$205,894	$175,517	$30,377
Adjusted EPS from Continuing Operations[1]	$1.75	$1.43	$0.32
U.S. GAAP effective tax rate from Continuing Operations	34.5%	90.6%	(5,610) bps
Adjusted effective tax rate from Continuing Operations[1]	24.3%	26.0%	(170) bps
1See "Non-GAAP Financial Measures and Operating Metrics" and the GAAP Reconciliation tables that follow for additional detail.
The Company’s adjusted net earnings from continuing operations and adjusted EPS from continuing operations for the second quarter of fiscal 2026 and fiscal 2025 exclude certain adjustments that are further described in the section entitled “Non-GAAP Financial Measures” at the end of this release. For a reconciliation of Revenue to Adjusted Net Revenue, see "Segment Information" below.
Jacobs is hosting a conference call at 4:30 P.M. ET on Tuesday, May 5, 2026, which it is webcasting live at www.jacobs.com.
Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not directly relate to any historical or current fact. When used herein, words such as “expects,” “anticipates,” “believes,” “seeks,” “estimates,” “plans,” “intends,” “future,” “will,” “would,” “could,” “can,” “may,” "target," "goal" and similar words are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make concerning our expectations as to our future growth, prospects, financial outlook and business strategy, including our expectations for our fiscal year 2026 adjusted EBITDA margin, adjusted EPS, adjusted net revenue growth and adjusted free cash flow margin, as well as our expectations for our effective tax rates, and any assumptions underlying any of the foregoing. Although such statements are based on management's current estimates and expectations, and/or currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements as actual results may differ materially. We caution the reader that there are a variety of risks, uncertainties and other factors that could cause actual results to differ materially from what is contained, projected or implied by our forward-looking statements. Such factors include but are not limited to:
▪general economic conditions, including inflation and the actions taken by monetary authorities in response to inflation, changes in interest rates and foreign currency exchange rates, changes in capital markets and stock market volatility, instability in the banking industry, labor shortages, or the impact of a possible recession or economic downturn or changes to monetary or fiscal policies or priorities in the U.S. and the other countries where we do business on our results, prospects and opportunities;
▪competition from existing and future competitors in our target markets, as well as the possible reduction in demand for certain of our product solutions and services, including delays in the timing of the award of projects or reduction in funding, or the abandonment of ongoing or anticipated projects due to the financial condition of our clients and suppliers or due to governmental budget constraints or changes to governmental budgetary priorities, or the inability of our clients to meet their payment obligations in a timely manner or at all;
▪our ability to fully execute on our corporate strategy, including the impact of acquisitions (including the transaction to acquire the remaining stake in PA Consulting (the "PA Consulting Transaction"), strategic alliances, divestitures, and other strategic events resulting from evolving business strategies, including on our ability to maintain our culture and retain key personnel, customers or suppliers, or our ability to achieve the cost-savings and synergies contemplated by our recent acquisitions within the expected time frames or to achieve them fully and to successfully integrate acquired businesses while retaining key personnel, and our ability to invest in the tools needed to implement our strategy;

▪financial market risks that may affect us, including by affecting our access to capital, the cost of such capital and/or our funding obligations under defined benefit pension and post-retirement plans;
▪legislative changes, including potential changes to the amounts provided for under the Infrastructure Investment and Jobs Act, as well as other legislation and executive orders, including any directive to federal agencies to reduce federal spending or the size of the federal workforce, and changes in U.S. or foreign tax laws, including the tax legislation enacted in the U.S. in July 2025, statutes, rules, regulations or ordinances, including the impact of, and changes to, tariffs and retaliatory tariffs or trade policies, that may adversely impact our future financial position or results of operations;
▪increased geopolitical uncertainty and risks, including policy risks and potential civil unrest, relating to the outcome of elections across our key markets and elevated geopolitical tension and conflicts, including the Russia-Ukraine conflict and on-going, escalated and/or future tensions and conflicts in the Middle East, among others; and
▪the impact of any pandemic, and any resulting economic downturn on our results, prospects and opportunities, measures or restrictions imposed by governments and health officials in response to the pandemic, as well as the inability of governments in certain of the countries in which we operate to effectively mitigate the financial or other impacts of any future pandemics or infectious disease outbreaks on their economies and workforces and our operations therein.
The foregoing factors and potential future developments are inherently uncertain, unpredictable and, in many cases, beyond our control. For a description of these and additional factors that may occur that could cause actual results to differ from our forward-looking statements see the Company’s filings with the U.S. Securities and Exchange Commission, including in particular the discussions contained in our fiscal 2025 Annual Report on Form 10-K under Item 1 - Business, Item 1A - Risk Factors, Item 3 - Legal Proceedings, and Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations; and in our most recently filed Quarterly Report on Form 10-Q under Part I, Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations. The Company is not under any duty to update any of the forward-looking statements after the date of this press release to conform to actual results, except as required by applicable law.
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Regulation FD

We use any of the following to comply with our disclosure obligations under Regulation FD: press releases, SEC filings, public conference calls, or our website. We routinely post important information on our website at www.jacobs.com, including information that may be deemed to be material. We encourage investors and others interested in the Company to monitor these distribution channels for material disclosures.
About Jacobs
At Jacobs, we're challenging today to reinvent tomorrow – delivering outcomes and solutions for the world's most complex challenges. With approximately $12 billion in annual revenue and a talent force of almost 47,000, we provide end-to-end services in advanced manufacturing, cities & places, energy, environmental, life sciences, transportation and water. From advisory and consulting, feasibility, planning, design, program and lifecycle management, we're creating a more connected and sustainable world. See how at jacobs.com and connect with us on LinkedIn, Instagram, X and Facebook.

Financial Highlights:
Results of Operations (in thousands, except per-share data):

	For the Three Months Ended		For the Six Months Ended
	March 27, 2026	March 28, 2025	March 27, 2026	March 28, 2025
Revenues	$3,694,881	$2,910,415	$6,988,162	$5,843,371
Direct cost of contracts	(2,899,988)	(2,172,070)	(5,428,019)	(4,383,759)
Gross profit	794,893	738,345	1,560,143	1,459,612
Selling, general and administrative expenses	(876,069)	(529,697)	(1,408,758)	(1,042,546)
Operating (loss) profit	(81,176)	208,648	151,385	417,066
Other Income (Expense):
Interest income	9,301	9,525	16,930	19,181
Interest expense	(41,075)	(38,580)	(75,329)	(73,399)
Loss on extinguishment of debt	—	(20,510)	—	(20,510)
Miscellaneous expense	(17,656)	(103,260)	(17,370)	(233,367)
Total other expense, net	(49,430)	(152,825)	(75,769)	(308,095)
(Loss) Earnings from Continuing Operations Before Taxes	(130,606)	55,823	75,616	108,971
Income Tax Benefit (Expense) from Continuing Operations	45,088	(50,576)	(28,021)	(107,725)
Net (Loss) Earnings of the Group from Continuing Operations	(85,518)	5,247	47,595	1,246
Net Loss of the Group from Discontinued Operations, net of tax	(2,890)	(5,550)	(2,336)	(6,551)
Net (Loss) Earnings of the Group	(88,408)	(303)	45,259	(5,305)
Net Loss Attributable to Noncontrolling Interests from Continuing Operations	10,863	11,731	8,423	5,651
Net Loss (Earnings) Attributable to Redeemable Noncontrolling Interests	31,662	(5,816)	25,943	(12,863)
Net (Loss) Earnings Attributable to Jacobs from Continuing Operations	(42,993)	11,162	81,961	(5,966)
Net Loss Attributable to Jacobs from Discontinued Operations	(2,890)	(5,550)	(2,336)	(6,551)
Net (Loss) Earnings Attributable to Jacobs	$(45,883)	$5,612	$79,625	$(12,517)
Net Earnings Per Share:
Basic Net (Loss) Earnings from Continuing Operations Per Share	$(0.32)	$0.10	$0.81	$—
Basic (Loss) from Discontinuing Operations Per Share	$(0.02)	$(0.05)	$(0.02)	$(0.05)
Basic (Loss) Earnings Per Share	$(0.34)	$0.06	$0.79	$(0.05)

Diluted Net (Loss) Earnings from Continuing Operations Per Share	$(0.32)	$0.10	$0.81	$—
Diluted (Loss) from Discontinuing Operations Per Share	$(0.02)	$(0.05)	$(0.02)	$(0.05)
Diluted (Loss) Earnings Per Share	$(0.34)	$0.06	$0.79	$(0.05)

Segment Information (in thousands):

	For the three months ended			For the six months ended
	March 27, 2026			March 27, 2026
Unaudited	Infrastructure & Advanced Facilities	PA Consulting	Total	Infrastructure & Advanced Facilities	PA Consulting	Total
Revenues from External Customers (1)	$3,336,307	$358,574	$3,694,881	$6,275,155	$713,007	$6,988,162
Pass Through Revenue	(1,366,970)	—	(1,366,970)	(2,407,623)	—	(2,407,623)
Adjusted Net Revenue	$1,969,337	$358,574	$2,327,911	$3,867,532	$713,007	$4,580,539
Direct cost of contracts	(2,666,239)	(233,749)	(2,899,988)	(4,959,401)	(468,618)	(5,428,019)
Selling, general and administrative expenses	(444,845)	(44,961)	(489,806)	(875,789)	(79,633)	(955,422)
Segment Operating Profit (1)	$225,223	$79,864	$305,087	$439,965	$164,756	$604,721
Restructuring, Transaction and Other Charges (2)			(352,200)			(381,277)
Amortization of Intangible Assets			(34,063)			(72,059)
Total U.S. GAAP Operating Profit			$(81,176)			$151,385
Total Other (Expense) Income, net (3)			(49,430)			(75,769)
Earnings from Continuing Operations Before Taxes			$(130,606)			$75,616

(1)	The three and six months ended March 27, 2026 I&AF revenue and operating profit in comparison to the corresponding periods for fiscal 2025 reflected lower charges in connection with the Consolidated JV Matter (as defined below).
(2)	The three and six months ended March 27, 2026 included $214.9 million and $237.5 million, respectively, in charges for certain subsidiary level compensation based agreements as well as $120.4 million and $122.7 million, respectively, in costs relating to the PA Consulting Transaction, $123.9 million of which represents consideration to be distributed to PA Consulting employees as compensation expense. The three and six months ended March 27, 2026 included $7.6 million and $9.9 million, respectively, in restructuring and other charges relating to the Separation Transaction (primarily professional services and employee separation costs), as well as $6.5 million and $8.3 million, respectively, in restructuring and other charges relating to the PA Consulting Transaction (primarily professional services and dedicated internal personnel).
(3)
The three and six months ended March 27, 2026 included a $20.5 million loss on the foreign exchange forward contract in connection with the PA Consulting Transaction (see Note 17- Commitments and Contingencies and Derivative Financial Instruments).

	For the Three Months Ended			For the six months ended
	March 28, 2025			March 28, 2025
Unaudited	Infrastructure & Advanced Facilities	PA Consulting	Total	Infrastructure & Advanced Facilities	PA Consulting	Total
Revenues from External Customers (1)	$2,602,753	$307,662	$2,910,415	$5,228,961	$614,410	$5,843,371
Pass Through Revenue	(771,469)	—	(771,469)	(1,621,928)	—	(1,621,928)
Adjusted Net Revenue	$1,831,284	$307,662	$2,138,946	$3,607,033	$614,410	$4,221,443
Direct cost of contracts	(1,980,582)	(191,488)	(2,172,070)	(4,000,277)	(383,482)	(4,383,759)
Selling, general and administrative expenses	(418,906)	(48,827)	(467,733)	(815,145)	(96,844)	(911,989)
Segment Operating Profit (1)	$203,265	$67,347	$270,612	$413,539	$134,084	$547,623
Restructuring, Transaction and Other Charges (2)			(23,924)			(53,856)
Amortization of Intangible Assets			(38,040)			(76,701)
Total U.S. GAAP Operating Profit			$208,648			$417,066
Total Other (Expense) Income, net (3)			(152,825)			(308,095)
Earnings from Continuing Operations Before Taxes			$55,823			$108,971

(1)	The three and six months ended March 28, 2025 I&AF revenue and operating profit were impacted by a reserve in connection with an unfavorable interim ruling against a consolidated joint venture in which the Company holds a 50% interest (the "Consolidated JV Matter"), with the noncontrolling partner’s share included in noncontrolling interests in the Consolidated Statements of Earnings for the respective period.
(2)	The three and six months ended March 28, 2025 included $10.2 million and $25.1 million, respectively, in restructuring and other charges relating to the Separation Transaction (primarily professional services and employee separation costs), as well as $8.0 million and $13.9 million, respectively, in charges for certain subsidiary level compensation based agreements. The three and six months ended March 28, 2025 included approximately $8.4 million and $16.2 million, respectively, in charges associated with the Company's TSA with Amentum.
(3)
The three and six months ended March 28, 2025 included $109.5 million and $254.7 million, respectively, in mark-to-market losses and other related charges associated with our former investment in Amentum stock in connection with the Separation Transaction, as well as $10.3 million and $21.7 million, respectively, in income associated with the Company's TSA with Amentum (see Note 14- Discontinued Operations). The three and six months ended March 28, 2025 included $20.5 million in discounts and expenses associated with the Equity for-Debt Transaction (see Note 12- Borrowings and Note 14- Discontinued Operations).

Balance Sheets (in thousands):

	March 27, 2026	September 26, 2025
	Unaudited
ASSETS
Current Assets:
Cash and cash equivalents	$1,371,912	$1,235,448
Receivables and contract assets	3,555,601	2,989,067
Prepaid expenses and other	287,052	134,804
Total current assets	5,214,565	4,359,319
Property, Equipment and Improvements, net	303,107	311,872
Other Noncurrent Assets:
Goodwill	4,763,262	4,780,818
Intangibles, net	640,014	717,670
Deferred income tax assets	290,922	325,814
Operating lease right-of-use assets	306,574	289,101
Miscellaneous	423,270	467,941
Total other noncurrent assets	6,424,042	6,581,344
	$11,941,714	$11,252,535
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,484,450	$1,261,489
Accrued liabilities	1,106,396	1,037,754
Operating lease liabilities	120,429	111,040
Contract liabilities	925,673	940,616
Total current liabilities	3,636,948	3,350,899
Long-term debt	4,084,220	2,236,456
Liabilities relating to defined benefit pension and retirement plans	246,832	272,069
Deferred income tax liabilities	139,784	151,821
Long-term operating lease liabilities	353,437	362,361
Other deferred liabilities	196,004	212,330
Total other noncurrent liabilities	5,020,277	3,235,037
Commitments and Contingencies
Redeemable Noncontrolling interests	—	1,018,694
Stockholders’ Equity:
Capital stock:
Preferred stock, $1 par value, authorized - 1,000,000 shares; issued and outstanding - none	—	—
Common stock, $1 par value, authorized - 240,000,000 shares; issued and outstanding - 118,190,953 shares and 119,081,294 shares as of March 27, 2026 and September 26, 2025, respectively	118,191	119,081
Additional paid-in capital	2,927,178	2,706,376
Retained earnings	963,173	1,525,760
Accumulated other comprehensive loss	(715,683)	(710,410)
Total Jacobs stockholders’ equity	3,292,859	3,640,807
Noncontrolling interests	(8,370)	7,098
Total Group stockholders’ equity	3,284,489	3,647,905
	$11,941,714	$11,252,535

Statements of Cash Flows (in thousands)

	For the Three Months Ended		For the Six Months Ended
Unaudited	March 27, 2026	March 28, 2025	March 27, 2026	March 28, 2025
Cash Flows from Operating Activities:
Net (Loss) Earnings of the Group	$(88,408)	$(303)	$45,259	$(5,305)
Adjustments to reconcile net earnings to net cash flows provided by operations:
Depreciation and amortization:
Property, equipment and improvements	22,207	20,039	43,820	40,961
Intangible assets	34,063	38,040	72,059	76,701
Loss on extinguishment of debt	—	20,510	—	20,510
Loss on investment in equity securities	—	109,462	—	254,677
Stock based compensation	21,092	21,283	38,379	34,342
Equity in earnings of operating ventures, net of return on capital distributions	598	1,412	(2,647)	(824)
Loss (gain) on disposals of assets, net	255	(274)	522	(896)
Deferred income taxes	19,128	(21,056)	25,284	(803)
Changes in assets and liabilities:
Receivables and contract assets, net of contract liabilities	(668,703)	(44,855)	(516,043)	(102,608)
Prepaid expenses and other current assets	(25,967)	(35,859)	(32,587)	(26,242)
Miscellaneous other assets	37,254	24,006	48,001	41,249
Accounts payable	221,674	3,838	222,112	(33,387)
Accrued liabilities	(52,115)	(245,653)	(65,070)	(277,051)
Other deferred liabilities	(13,222)	5,710	6,860	7,573
Other, net	8,023	7,268	10,690	(17,872)
Net cash (used for) provided by operating activities	(484,121)	(96,432)	(103,361)	11,025
Cash Flows from Investing Activities:
Additions to property and equipment	(20,776)	(17,270)	(36,597)	(27,603)
Disposals of property and equipment and other assets	4,506	847	4,506	2,328
Capital contributions to equity investees, net of return of capital distributions	—	—	334	932
Net cash used for investing activities	(16,270)	(16,423)	(31,757)	(24,343)
Cash Flows from Financing Activities:
Net proceeds from borrowings	1,611,172	383,765	1,856,172	746,420
Debt issuance costs	(15,447)	(92)	(15,447)	(92)
Proceeds from issuances of common stock	9,475	9,203	17,216	17,186
Common stock repurchases	(219,762)	(350,776)	(471,844)	(552,402)
Taxes paid on vested restricted stock	(5,911)	(6,684)	(22,240)	(21,088)
Cash dividends to shareholders	(42,638)	(39,397)	(81,196)	(75,878)
Net dividends associated with noncontrolling interests	(1,814)	(1,201)	(7,032)	(3,446)
Repurchase of redeemable noncontrolling interests	(883,220)	(337)	(883,623)	(4,066)
Net cash provided by (used for) financing activities	451,855	(5,519)	392,006	106,634
Effect of Exchange Rate Changes	(16,956)	23,407	(5,292)	(34,773)
Net (Decrease) Increase in Cash and Cash Equivalents and Restricted Cash	(65,492)	(94,967)	251,596	58,543
Cash and Cash Equivalents, including Restricted Cash, at the Beginning of the Period	$1,553,904	$1,300,441	$1,236,816	$1,146,931
Cash and Cash Equivalents, including Restricted Cash, at the End of the Period	$1,488,412	$1,205,474	$1,488,412	$1,205,474

Backlog (in millions):

Unaudited	March 27, 2026	March 28, 2025
Infrastructure & Advanced Facilities	$26,538	$21,768
PA Consulting	427	392
Total	$26,965	$22,160

Non-GAAP Financial Measures and Operating Metrics:
In this press release, the Company has included certain non-GAAP financial measures as defined in Regulation G promulgated under the Securities Exchange Act of 1934, as amended. These non-GAAP measures are described below.

Adjusted net revenue is calculated by adjusting revenue from continuing operations to exclude amounts we bill to clients on projects where we are procuring subcontract labor or third-party materials and equipment on behalf of the client (referred to as “pass throughs”). These amounts are considered pass throughs because we receive no or only a minimal mark-up associated with the billed amounts. We sometimes refer to our GAAP revenue as "gross revenue."

Jacobs adjusted operating profit, adjusted earnings from continuing operations before taxes, adjusted income tax expenses from continuing operations, adjusted net earnings from continuing operations, adjusted EPS from continuing operations, adjusted earnings attributable to noncontrolling interests from continuing operations and adjusted interest expense from continuing operations are calculated by:

1.Excluding items collectively referred to as "Restructuring, Integration, Transaction and Other Charges," which include:
a.recoveries, costs and other charges associated with (i) restructuring activities, (ii) cost reduction initiatives implemented in connection with mergers, acquisitions, strategic investments, including the PA Consulting Transaction, and divestitures, including the separation of the CMS/C&I business, such as advisor fees, involuntary terminations and related costs, costs associated with co-locating offices of acquired companies, separating physical locations of continuing operations, professional services and other personnel costs, (iii) involuntary termination programs and other related separations impacting management and employees, including related transition costs, and (iv) certain legal costs and expenses to the extent related to (i) - (iii) or determined to not be related to continuing operations (clauses (i) – (iv) collectively referred to as “Restructuring, integration, separation and other charges"); and
b.transaction costs and other charges incurred in connection with mergers, acquisitions, strategic investments and divestitures, including advisor fees, change in control payments, the impact of the quarterly adjustment to the estimated performance based payout of contingent consideration to certain sellers in connection with certain acquisitions, certain consideration amounts resulting from the PA Consulting Transaction that represent compensation expense to be distributed to PA Consulting employees (including the removal of the associated tax impacts), loss on the foreign exchange forward contract in connection with the PA Consulting Transaction, amortization of the discount on the deferred consideration agreed upon as part of the PA Consulting Transaction and similar transaction costs and expenses (collectively referred to as "Transaction Costs").

2.Excluding items collectively referred to as "Other Adjustments", which include:
a.intangible assets amortization and impairment charges;
b.impact of certain subsidiary level contingent equity-based agreements in connection with the transaction structure of our March 2, 2021 PA Consulting investment. Under the terms of the applicable agreements, the remaining unvested portion of the relevant grants vested upon completion of the PA Consulting Transaction on March 20, 2026, resulting in expense which is also included as an adjustment;
c.certain tax adjustments resulting from activities directly related to the PA Consulting Transaction;
d.revenue under the Company's transition services agreement (TSA) included in other income for U.S. GAAP reporting purposes, and any SG&A costs associated with the provision of such services;
e.pretax mark-to-market and other related gains or losses associated with the Company's former investment in Amentum stock recorded in connection with the Separation Transaction;
f.discounts and expenses related to the one-time exchange of the Company's former investment in Amentum shares for a portion of the Company's outstanding term loans, which term loans were canceled; and
g.impacts resulting from the EPS numerator adjustment relating to the redeemable noncontrolling interests preference share repurchase and reissuance activities.

We eliminate the impact of “Restructuring, Integration, Transaction and Other Charges” and "Other Adjustments" because we do not consider these to be indicative of ongoing operating performance. Actions taken by the Company to enhance efficiencies are subject to significant fluctuations from period to period. The Company's management believes the exclusion of the amounts relating to the above-listed items improves the period-to-period comparability and analysis of the underlying financial performance of the business.

Adjustments to derive adjusted net earnings from continuing operations and adjusted EPS from continuing operations are calculated on an after-tax basis.

Free cash flow (FCF) is calculated as net cash provided by operating activities from continuing operations as reported on the statement of cash flows less additions to property and equipment. Adjusted FCF is calculated as reported FCF, calculated as previously described, adjusted to exclude employee-related payments which were included as part of the initial consideration paid in connection with the PA Consulting Transaction. Adjusted FCF Margin is calculated as Adjusted FCF divided by adjusted net revenue.

Adjusted EBITDA is calculated by adding income tax expense, depreciation expense and adjusted interest expense to, and deducting interest income from, adjusted net earnings attributable to Jacobs from continuing operations.

I&AF Operating Margin is a ratio of I&AF operating profit for the segment to the segment's adjusted net revenue. For a reconciliation of revenue to adjusted net revenue, see "Segment Information".

Jacobs Adjusted Operating Margin is a ratio of adjusted operating profit for the Company to the Company's adjusted net revenue. For a reconciliation of revenue to adjusted net revenue, see "Segment Information".

We believe that the measures listed above are useful to management, investors and other users of our financial information in evaluating the Company’s operating results and understanding the Company’s operating trends by excluding or adding back the effects of the items described above and below, the inclusion or exclusion of which can obscure underlying trends. Additionally, management uses such measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods, and believes these measures are useful for investors because they facilitate a comparison of our financial results from period to period.

This press release also contains certain financial and operating metrics which management believes are useful in evaluating the Company's performance. Backlog represents revenue or gross profit, as applicable, we expect to realize for work to be completed by our consolidated subsidiaries and our proportionate share of work to be performed by unconsolidated joint ventures. Gross margin in backlog refers to the ratio of gross profit in backlog to gross revenue in backlog. For more information on how we determine our backlog, see our Backlog Information in our most recent annual report filed with the Securities and Exchange Commission. Adjusted EBITDA margin refers to a ratio of adjusted EBITDA to adjusted net revenue. Book-to-bill ratio is an operational measure equal to the ratio of period bookings, less cancellations, to revenue. It is calculated as change in backlog during the reporting period plus revenue for the period, divided by revenue for the same period. Adjusted net revenue book-to-bill is calculated using the same methodology; however, the ratio uses adjusted net revenue for the period, which excludes pass-through revenue, added to the change in adjusted net revenue bookings, less cancellations, divided by adjusted net revenue. These metrics provide visibility into performance on business pursuits with and without pass-through revenue, which can be volatile from period to period. We regularly monitor these operating metrics to evaluate our business, identify trends affecting our business, and make strategic decisions.

The Company provides non-GAAP measures to supplement U.S. GAAP measures, as they provide additional insight into the Company’s financial results. However, non-GAAP measures have limitations as analytical tools and should not be considered in isolation and are not in accordance with, or a substitute for, U.S. GAAP measures. In addition, other companies may define non-GAAP measures differently, which limits the ability of investors to compare non-GAAP measures of the Company to those used by our peer companies.

The following tables reconcile non-GAAP financial measures used herein to their respective U.S. GAAP measures. For the comparable period presented below, the adjustments to derive the non-GAAP financial measures consist of amounts incurred in connection with the items described above. Amounts are shown in thousands, except for per-share data (note: earnings per share amounts may not total due to rounding).

Reconciliation of Earnings from Continuing Operations Before Taxes to Adjusted Earnings from Continuing Operations Attributable to Jacobs Before Taxes (in thousands)

	Three Months Ended		Six Months Ended
	March 27, 2026	March 28, 2025	March 27, 2026	March 28, 2025
(Loss) Earnings from Continuing Operations Before Taxes	$(130,606)	$55,823	$75,616	$108,971
Restructuring, Integration, Transaction and Other Charges (1):
Transaction costs	141,983	(3,058)	144,368	(1,702)
Restructuring, integration, separation and other charges	14,170	10,663	18,169	25,403
Other Adjustments (2):
Transition Services Agreement, net	(4)	(1,897)	(149)	(5,469)
Amortization of intangibles	34,063	38,040	72,059	76,701
Mark-to-market and other related losses on investment in Amentum stock	—	109,462	—	254,677
Other (3)	217,605	29,481	240,322	35,462
Adjusted Earnings from Continuing Operations Before Taxes	$277,211	$238,514	$550,385	$494,043
Adjusted Earnings Attributable to Noncontrolling Interests from Continuing Operations	(3,931)	(1,037)	(22,759)	(20,537)
Adj. Earnings from Continuing Operations attributable to Jacobs before Taxes	$273,280	$237,477	$527,626	$473,506
(1) Includes pre-tax charges primarily relating to the PA Consulting Transaction for the three and six months ended March 27, 2026, including $123.9 million in compensation costs relating to the PA Consulting Transaction, a $20.5 million loss on the foreign exchange forward contract in connection with the PA Consulting Transaction and other professional services and dedicated personnel costs associated with the Company's restructuring and integration programs. Includes pre-tax charges relating to the Separation Transaction for the three and six months ended March 27, 2026 and March 28, 2025, as well as charges associated with various transaction costs and activity associated with the Company's restructuring and integration programs.
(2) Includes pre-tax charges relating to amortization of intangible assets and pretax income under the Company's TSA with Amentum in connection with the Separation Transaction. The three and six months ended March 28, 2025 also include pretax mark-to-market losses associated with our former investment in Amentum stock and other related adjustments in connection with the Separation Transaction, discounts and expenses associated with the non-cash equity for debt exchange.
(3) The three and six months ended March 27, 2026 and March 28, 2025 include the impact of certain subsidiary level compensation based agreements. The three and six months ended March 27, 2026 include $215.3 million in pre-tax expense relating to the final vesting of these agreements as a result of the PA Consulting Transaction which closed on March 20, 2026.

Reconciliation of Income Tax Expense from Continuing Operations to Adjusted Income Tax Expense from Continuing Operations (in thousands)

	Three Months Ended		Six Months Ended
	March 27, 2026	March 28, 2025	March 27, 2026	March 28, 2025
Income Tax Benefit (Expense) from Continuing Operations	$45,088	$(50,576)	$(28,021)	$(107,725)
Tax Effects of Restructuring, Integration, Transaction and Other Charges (1):
Transaction costs	(30,488)	780	(31,090)	532
Restructuring, integration, separation and other charges	(3,604)	(2,593)	(4,550)	(6,399)
Tax Effects of Other Adjustments (2):
Transition Services Agreement, net	1	485	39	1,394
Amortization of intangibles	(8,578)	(9,730)	(18,275)	(19,622)
Other (3)	(69,806)	(326)	(57,903)	(341)
Adjusted Income Tax Expense from Continuing Operations	$(67,387)	$(61,960)	$(139,800)	$(132,161)
Adjusted effective tax rate from Continuing Operations	24.3%	26.0%	25.4%	26.8%
(1) Includes tax impacts on charges primarily relating to the PA Consulting Transaction for the three and six months ended March 27, 2026, including compensation costs relating to the PA Consulting Transaction, a loss on the foreign exchange forward contract in connection with the PA Consulting Transaction and other professional services and dedicated personnel costs associated with the Company's restructuring and integration programs. Includes income tax impacts on restructuring activities primarily relating to the Separation Transaction as well as charges associated with various transaction costs and activity associated with the Company's restructuring and integration programs for the three and six months ended March 27, 2026 and March 28, 2025.
(2) Includes income tax impacts on amortization of intangible assets and income tax impacts on income under the Company's TSA with Amentum in connection with the Separation Transaction. The three and six months ended March 28, 2025 also include discounts and expenses associated with the non-cash equity for debt exchange.
(3) The three and six months ended March 27, 2026 and March 28, 2025 include tax impacts on certain subsidiary level compensation based agreements. The three and six months ended March 27, 2026 include income tax impacts on expenses associated with the final vesting of these agreements as a result of the PA Consulting Transaction which closed on March 20, 2026.

Reconciliation of Net Earnings Attributable to Jacobs from Continuing Operations to Adjusted Net Earnings Attributable to Jacobs from Continuing Operations (in thousands)

	Three Months Ended		Six Months Ended
	March 27, 2026	March 28, 2025	March 27, 2026	March 28, 2025
Net (Loss) Earnings Attributable to Jacobs from Continuing Operations	$(42,993)	$11,162	$81,961	$(5,966)
After-tax effects of Restructuring, Integration, Transaction and Other Charges (1):
Transaction costs	110,545	(2,795)	112,020	(1,276)
Restructuring, integration, separation and other charges	10,355	7,924	13,294	18,928
After-tax effects of Other Adjustments (2):
Transition Services Agreement, net	(3)	(1,413)	(111)	(4,075)
Amortization of intangibles	21,054	24,359	44,677	48,023
Mark-to-market and other related losses on investment in Amentum stock	—	109,462	—	254,677
Other (3)	106,936	26,818	135,985	31,035
Adjusted Net Earnings Attributable to Jacobs from Continuing Operations	$205,894	$175,517	$387,826	$341,346

(1) Includes after-tax charges primarily relating to the PA Consulting Transaction for the three and six months ended March 27, 2026 including compensation costs relating to the PA Consulting Transaction, a loss on the foreign exchange forward contract in connection with the PA Consulting Transaction and other professional services and dedicated personnel costs associated with the Company's restructuring and integration programs. Includes after-tax charges on restructuring activities primarily relating to the Separation Transaction as well as charges associated with various transaction costs and activity associated with the Company's restructuring and integration programs for the three and six months ended March 27, 2026 and March 28, 2025.
(2) Includes after-tax and noncontrolling interest charges from amortization of intangible assets and after-tax income under the Company's TSA with Amentum in connection with the Separation Transaction. The three and six months ended March 28, 2025 also include mark-to-market losses associated with our former investment in Amentum stock and other related adjustments in connection with the Separation Transaction, discounts and expenses associated with the non-cash equity for debt exchange.
(3) The three and six months ended March 27, 2026 and March 28, 2025 include after-tax and noncontrolling interest impacts on certain subsidiary level compensation based agreements. The three and six months ended March 27, 2026 include after-tax impacts relating to the final vesting of these agreements as a result of the PA Consulting Transaction which closed on March 20, 2026.

Reconciliation of Diluted Net Earnings from Continuing Operations Per Share to Adjusted Diluted Net Earnings from Continuing Operations Per Share (in thousands)

	Three Months Ended		Six Months Ended
	March 27, 2026	March 28, 2025	March 27, 2026	March 28, 2025
Diluted Net (Loss) Earnings from Continuing Operations Per Share	$(0.32)	$0.10	$0.81	$—
After-tax effects of Restructuring, Integration, Transaction and Other Charges (1):
Transaction costs	0.94	(0.02)	0.95	(0.01)
Restructuring, integration, separation and other charges	0.09	0.06	0.11	0.15
After-tax effects of Other Adjustments (2):
Transition Services Agreement, net	—	(0.01)	—	(0.03)
Amortization of intangibles	0.18	0.20	0.38	0.39
Mark-to-market and other related losses on investment in Amentum stock	—	0.89	—	2.06
Other (3)	0.86	0.21	1.04	0.20
Adjusted Diluted Net Earnings from Continuing Operations Per Share	$1.75	$1.43	$3.28	$2.76
(1) Includes per-share impacts from charges primarily relating to the PA Consulting Transaction for the three and six months ended March 27, 2026, including compensation costs relating to the PA Consulting Transaction, a loss on the foreign exchange forward contract in connection with the PA Consulting Transaction and other professional services and dedicated personnel costs associated with the Company's restructuring and integration programs. Includes per-share impacts on restructuring activities primarily relating to the Separation Transaction as well as per-share impacts associated with various transaction costs and activity associated with the Company's restructuring and integration programs for the three and six months ended March 27, 2026 and March 28, 2025.
(2) Includes per-share impacts from the amortization of intangible assets and income under the Company's TSA with Amentum in connection with the Separation Transaction for the three and six months ended March 27, 2026 and March 28, 2025. The three and six months ended March 28, 2025 include the per-share impacts from mark-to-market losses associated with our former investment in Amentum stock and other related adjustments in connection with the Separation Transaction, discounts and expenses associated with the non-cash equity for debt exchange.
(3) The three and six months ended March 27, 2026 and March 28, 2025 include per-share impacts on certain subsidiary level compensation based agreements. The three and six months ended March 27, 2026 include per-share impacts relating to the final vesting of these agreements as a result of the PA Consulting Transaction which closed on March 20, 2026.

Reconciliation of Earnings Attributable to Noncontrolling Interests from Continuing Operations to Adjusted Earnings Attributable to Noncontrolling Interests from Continuing Operations (in thousands)

	Three Months Ended		Six Months Ended
	March 27, 2026	March 28, 2025	March 27, 2026	March 28, 2025
Earnings Attributable to Noncontrolling Interests from Continuing Operations	$42,525	$5,915	$34,366	$(7,212)
Restructuring, Integration, Transaction and Other Charges (1):
Transaction costs	(950)	(517)	(1,258)	(105)
Restructuring, integration, separation and other charges	(211)	(146)	(325)	(76)
Other Adjustments:
Amortization of intangibles	(4,431)	(3,950)	(9,107)	(9,055)
Other (2)	(40,864)	(2,339)	(46,435)	(4,089)
Adjusted Earnings Attributable to Noncontrolling Interests from Continuing Operations	$(3,931)	$(1,037)	$(22,759)	$(20,537)
(1) Includes noncontrolling interests amounts primarily related to the PA Consulting Transaction for the three and six months ended March 27, 2026, including compensation costs relating to the PA Consulting Transaction, a loss on the foreign exchange forward contract in connection with the PA Consulting Transaction and other professional services and dedicated personnel costs associated with the Company's restructuring and integration programs. The three and six months ended March 27, 2026 and March 28, 2025 include noncontrolling interests amounts related to various transaction costs as well as activity associated with the Company's restructuring and integration programs.
(2) Includes noncontrolling interests impacts from the certain subsidiary level compensation based agreements. The three and six months ended March 27, 2026 include noncontrolling interests impacts relating to the final vesting of these agreements as a result of the PA Consulting Transaction which closed on March 20, 2026.

Reconciliation of Interest Expense from Continuing Operations to Adjusted Interest Expense from Continuing Operations (in thousands):

	Three Months Ended		Six Months Ended
	March 27, 2026	March 28, 2025	March 27, 2026	March 28, 2025
Interest Expense from Continuing Operations	$(41,075)	$(38,580)	$(75,329)	$(73,399)
Restructuring, Integration, Transaction and Other Charges (1):
Transaction costs	81	—	81	—
Adjusted Interest Expense from Continuing Operations	$(40,994)	$(38,580)	$(75,248)	$(73,399)

(1) Includes pre-tax charges primarily relating to the PA Consulting Transaction for the three and six months ended March 27, 2026.

Reconciliation of Net Earnings Attributable to Jacobs from Continuing Operations to Adjusted EBITDA (in thousands):

	Three Months Ended		Six Months Ended
	March 27, 2026	March 28, 2025	March 27, 2026	March 28, 2025
Net (Loss) Earnings Attributable to Jacobs from Continuing Operations	$(42,993)	$11,162	$81,961	$(5,966)
After-tax effects of Restructuring, Integration, Transaction and Other Charges	120,900	5,129	125,314	17,652
After-tax effects of Other Adjustments	127,987	159,226	180,551	329,660
Adj. Net Earnings Attributable to Jacobs from Continuing Operations	205,894	175,517	387,826	341,346
Adj. Income Tax Expense from Continuing Operations	67,387	61,960	139,800	132,161
Adj. Earnings from Continuing Operations attributable to Jacobs before Taxes	273,281	237,477	527,626	473,507
Depreciation expense	22,207	20,039	43,820	40,961
Interest income	(9,301)	(9,525)	(16,930)	(19,181)
Adjusted Interest expense	40,994	38,580	75,248	73,399
Adjusted EBITDA	$327,181	$286,571	$629,764	$568,686
Adjusted EBITDA Margin	14.1%	13.4%	13.7%	13.5%

Certain amounts may not agree to other non-GAAP schedules due to rounding.

Reconciliation of Adjusted Free Cash Flow (in thousands)

	Three Months Ended		Six Months Ended
	March 27, 2026	March 28, 2025	March 27, 2026	March 28, 2025
Net cash (used for) provided by operating activities	$(484,121)	$(96,432)	$(103,361)	$11,025
Payout of transaction proceeds for vesting of equity-based incentive awards in conjunction with the PA Consulting Transaction	232,532	—	232,532	—
Additions to property and equipment	(20,776)	(17,270)	(36,597)	(27,603)
Adjusted Free cash flow	$(272,365)	$(113,702)	$92,574	$(16,578)

Net cash used for investing activities	$(16,270)	$(16,423)	$(31,757)	$(24,343)
Net cash provided by (used for) financing activities	$451,855	$(5,519)	$392,006	$106,634

Earnings Per Share:

	Three Months Ended		Six Months Ended
	March 27, 2026	March 28, 2025	March 27, 2026	March 28, 2025
Numerator for Basic and Diluted EPS:
Net (Loss) Earnings Attributable to Jacobs from Continuing Operations	$(42,993)	$11,162	$81,961	$(5,966)
Redeemable Noncontrolling interests redemption value adjustment (See Note 15- PA Consulting Redeemable Noncontrolling Interests)	5,792	1,244	13,480	5,812
Net (Loss) Earnings from continuing operations allocated to common stock for EPS calculation	$(37,201)	$12,406	$95,441	$(154)

Net (Loss) from discontinued operations allocated to common stock for EPS calculation	$(2,890)	$(5,550)	$(2,336)	$(6,551)

Net (Loss) Earnings allocated to common stock for EPS calculation	$(40,091)	$6,856	$93,105	$(6,705)

Denominator for Basic and Diluted EPS:

Shares used for calculating basic EPS attributable to common stock	117,261	122,257	117,928	123,156

Effect of dilutive securities:
Stock compensation plans (1)	—	367	352	—

Shares used for calculating diluted EPS attributable to common stock	117,261	122,624	118,280	123,156

Net Earnings Per Share:
Basic Net (Loss) Earnings from Continuing Operations Per Share	$(0.32)	$0.10	$0.81	$—
Basic Net (Loss) from Discontinuing Operations Per Share	$(0.02)	$(0.05)	$(0.02)	$(0.05)
Basic (Loss) Earnings Per Share	$(0.34)	$0.06	$0.79	$(0.05)
Diluted Net (Loss) Earnings from Continuing Operations Per Share	$(0.32)	$0.10	$0.81	$—
Diluted Net (Loss) from Discontinuing Operations Per Share	$(0.02)	$(0.05)	$(0.02)	$(0.05)
Diluted (Loss) Earnings Per Share	$(0.34)	$0.06	$0.79	$(0.05)

Note: Per share amounts may not add due to rounding.
(1) For the three months ended March 27, 2026 and the six months ended March 28, 2025, because net (loss) earnings from continuing operations was a loss, the effect of antidilutive securities of 292 and 472, respectively, was excluded from the denominator in calculating diluted EPS.

For additional information contact:

Investors:
Bert Subin
JacobsIR@jacobs.com

Media:
Louise White
louise.white@jacobs.com
469-724-0810

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